March 1, 2002 VIA CERTIFIED MAIL RETURN RECEIPT REQUESTED LaSalle National Bank Attn: Asset Backed Securities Trust Services, Bear Steams CM Series 1999-Cl 135 South LaSalle Street-Ste 1625 Chicago, IL 60603 RE: Bear Steams Commercial Mortgage Series 1999-C1 Ladies & Gentlemen: Reference is made to the Pooling and Servicing Agreement dated as of February 1, 1999, among Bear Steams Commercial Mortgage Securities, Inc., as Depositor, GE Capital Loan Services Inc., as Servicer, GE Capital Realty Group, Inc., as Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank, N.V., as Fiscal Agent, entered into in connection with Asset Securitization Corporation Commercial Mortgage Pass-Through Certificates, Series 1999-Cl (the "PSA"). Effective December 2~, 2001, GE Capital Realty Group, Inc. assigned all of its rights, duties and obligations as Special Servicer under the PSA to Lend Lease Asset Management, L.P. ("LLAM"). As Vice President of Pearl Mortgage, Inc., General Partner of LLAM, I have delegated to specified officers ("Officers") the responsibility for reviewing and monitoring the activities of LLAM, and of our performance under the PSA. Accordingly, pursuant to Section 3.13 of the PSA and in accordance with certifications made to me by each of the Officers, LLAM certifies the following: (1) A review of the activities of LLAM for the period from January 1, 2001 to December 31, 2001, and of its performance under this PSA has been made under the supervision of the Officers, who have in turn been under my supervision; (2) To the best of my knowledge and the Officers' knowledge, based on such review, LLAM has, as the case may be, maintained an effective internal control system relating to its servcicing of the Mortgaged Loans serviced by it and has fulfilled its obligations as Special Servicer in all material respects under the PSA throughout the period from January 1, 2001 to December 31, 200 1; LaSalle National Bank March 1, 2002 Page 2 (3) No sub-servicers, other than affiliates of LLAM, were used by LLAM with respect to its duties under the PSA during the period from January 1, 2001 to December 31, 2001; and (4) To the best of my knowledge and the Officers' knowledge, LLAM has not received any notice regarding the qualification, or challenging the status, of the Series 1999-C I Upper-Tier REMIC or Lower-Tier REMIC as a REMIC from the Internal Revenue Service or any other governmental agency or body. Please refer to the enclosed independent accountants' report dated February 13, 2002, delivered pursuant to Section 3.15 of the PSA, which discusses the results of their review of our activities under this PSA and which is incorporated herein by reference. Very truly yours, LEND LEASE ASSET MANAGEMENT, L.P. By: Pearl Mortgage, Inc., its General Partner Enclosures cc: Bear Steams Commercial Mortgage Securities Inc. Attention: James G. Reichek 245 Park Avenue Building B, 21' Floor NewYork,NY 10167 Bear Steams Commercial Mortgage Securities Inc. Attention: Joseph Jurkowski, Esq. 245 Park Avenue Building B, 21' Floor NewYork,NY 10167 GEMSA Loan Services, Inc. Attn: Legal Dept./Bear Steams- 1999-C I 1500 City West Blvd, Ste. 200 Houston, TX 77042